                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                  Six Months Ended
                                       June 30,                              Years Ended December 31,
                              -----------------------    -------------------------------------------------------
                                   2005        2004            2004       2003       2002       2001        2000
                              -----------------------    -------------------------------------------------------
Earnings:
Net income                    $     199  $      123      $      234   $    260   $    228   $    277     $   286
Income tax provision                 44          63              75        135        118        140         150
Interest expense                    533         406             863        852        916      1,458       1,459
                              -----------------------    -------------------------------------------------------

Total earnings (a)            $     776  $      592      $    1,172   $  1,247   $  1,262   $  1,875     $ 1,895
                              =======================    =======================================================

Fixed charges -
   interest expense (b)       $     533  $      406      $      863   $    852   $    916   $  1,458     $ 1,459
                              =======================    =======================================================

Ratio of earnings
   to fixed charges (a/b)          1.46        1.46            1.36       1.46       1.38       1.29        1.30

     Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.